Exhibit 99.1

Altitude International Signs Sales Contract with Club Med Academies

PR Newswire

ST. LUCIE, Fla., March 8, 2021

ST. LUCIE, Fla., March 8, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”) has announced the sale of a simulated altitude chamber to Club Med Academies (CMA). The chamber will be the focal point of the new Altitude Center that is being built at the CMA Port St. Lucie campus. The CMA purchase marks the 2nd sale of an altitude chamber by ALTD in the last 2 weeks. The Company had previously sold two chambers over the last 3 years.

“The Altitude Center will put CMA at the forefront of elite athletic conditioning and will be a tremendous selling tool for new student/athletes to join our team of future champions,” said CMA CEO Greg Breunich. “We plan to incorporate an Altitude Center at all of our Academies, both present and future, as we seek to always stay ahead of the curve in the conditioning and performance of our young athletes.”

Professor Greg Whyte, ALTD’s Director of Sports Science and Performance added, “The Altitude Center at CMA will give me the unique opportunity to establish training protocols for pre-teen and young teen athletes and first-hand measure the performance improvements we are able to achieve. We expect the CMA Altitude Center to be fully operational before the launching of our new Basketball Academy this summer. Making altitude training an integral part of every student’s athletic curriculum is a brilliant step forward and is sure to provide our institutions and our student/athletes with a strong competitive edge.”

CMA is a subsidiary of Breunich Holdings, Inc. which recently signed an LOI to merge with ALTD. Greg Breunich currently serves as CEO for both Breunich Holdings and ALTD.

ABOUT ALTITUDE INTERNATIONAL HOLDINGS

ALTD provides custom-built simulated altitude chambers and position-specific protocols to its clients, which include an NFL franchise, an NBA franchise, Tulane University, and Woodway, a leading high- performance treadmill manufacturer. ALTD’s team of acclaimed sports scientists represent some of the world’s most accomplished in the formulation and execution of cutting-edge training techniques. ALTD chambers have contributed to documented performance improvements for its clients, including the shattering of a world cycling record at Woodway. For more information about ALTD, please visit altdint.com

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information future events or otherwise.